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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 14, 2007 (June 27, 2008 as to Note 26 for the retrospective adjustment of the financial statements for discontinued operations), relating to the consolidated and combined financial statements of Tyco Electronics Ltd. (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes explanatory paragraphs referring to a) related party transactions with Tyco International Ltd. and allocations of corporate overhead, net class action settlement costs, other expenses, debt and related interest expense from Tyco International which may not be reflective of the actual level of costs or debt which would have been incurred had Tyco Electronics operated as a separate entity apart from Tyco International, b) the adoption of Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R), c) certain guarantee commitments with Tyco International and Covidien Ltd., d) the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, in 2006, e) a change to the measurement date of pension and post retirement plans from September 30 to August 31 in 2005 and f) the retrospective adjustment of the consolidated and combined financial statements for discontinued operations.), appearing in the Current Report on Form 8-K dated June 27, 2008, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
July 1, 2008

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  Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM